UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2018

NovoCure Limited

(Exact name of registrant as specified in its charter)

Jersey	001-37565	98-1057807
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Second Floor, No.4 The Forum Grenville Street St. Helier, Jersey JE2 4UF (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +44 (0)15 3475 6700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02Results of Operations and Financial Condition

On April 26, 2018, the Company issued a press release announcing certain financial results for the quarter ended March 31, 2018.  A copy of the press release is attached hereto as Exhibit 99.1.

The Company has included in its press release and will discuss on its earnings call to be held on April 26, 2018 (the “Earnings Call”) the non-GAAP metric “SG&A expenses, excluding the impact of non-cash shared-based compensation” because management believes that it provides for a more accurate year to year comparison of the Company’s sales, general and administrative expenses without the impact of non-cash share-based compensation. This measure allows investors to better understand and evaluate our operating results in the same manner as management, to compare financial results across accounting periods and to better understand the long-term performance of our core business in future periods.  In addition, management finds it useful to exclude certain non-cash expenses to assist in budgeting, planning and forecasting future periods. Management discusses this measure with the Audit Committee of our Board of Directors, when appropriate, for the purposes of reviewing our performance and the use of our cash resources.

A reconciliation to the GAAP metric “SG&A expenses” for the three months ended March 31, 2018 and 2017 is provided below:

	Three months ended March 31,
	2018	2017
	Unaudited
Operating costs and expenses:
Sales and marketing	$18,135	$14,756
General and administrative	17,325	12,422
	$35,460	$27,178
Total non-cash share-based compensation expense:
Sales and marketing	1,436	655
General and administrative	6,014	2,901
	$7,450	$3,556
Operating costs and expenses, excluding the impact of non-cash share-based compensation expense:
Sales and marketing	16,699	14,101
General and administrative	11,311	9,521
	28,010	23,622

The Company has included in its press release and will discuss on the Earnings Call the non-GAAP metric of revenues for the quarter ended March 31, 2018 as they would have been reported under the prior revenue recognition accounting standard, ASC 605 (“ASC 605”), because management believes that it provides for a more accurate quarter over quarter comparison of the Company’s quarterly revenues during the first quarter in which the Company transitioned from ASC 605 to a new revenue recognition standard, ASC 606 (“ASC 606”). Revenues for the quarter ended March 31, 2018 were reported as $55.7 million under ASC 605 and as $52.1 million under ASC 606.  For more information, refer to the Company’s Quarterly Report on Form 10-Q which the Company plans to file on April 26, 2018.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01Other Events

Modification to Director Compensation

On April 25, 2018, after conducting a market review with respect to the Company’s peer group, under the supervision of the Compensation Committee and in consultation with the Company’s independent compensation consultant, the Board adopted a revised NovoCure Limited Non-Employee Director Compensation Program (the “Program”) for the non-employee directors of the Company. These are the first changes made to the overall compensation program for the Board’s independent directors since 2015.

The Company will provide each non-employee director an annual cash retainer of $45,000. The Company will also pay annual retainers for the Company’s Audit, Compensation, and Nominating and Governance committee chairs of $25,000, $15,000 and $10,000, respectively, as well as annual retainers for service on the Audit, Compensation and Nominating and Governance committees of $15,000, $7,500, and $5,000, respectively.  Finally, the lead independent director will receive an annual retainer of $25,000.  These retainers will be paid in cash in quarterly installments following the end of each quarter.

The Company’s directors are eligible to receive equity grants under our 2015 Omnibus Incentive Plan or other equity incentive plans that the Company may have in place at the time of such grants as follows:

•

a new non-employee director shall receive a non-qualified share option to purchase that number of the Company’s ordinary shares such that the award has an aggregate Grant Date Fair Value (as defined in the Program) of $667,000; and

•

each non-employee director who has served as a member of the Board for at least six months prior to the date of the Company’s annual meeting of shareholders shall receive equity award(s) with a maximum aggregate Grant Date Fair Value of $345,000, allocated 50% to non-qualified share options and 50% to restricted share units.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description

10.1	NovoCure Limited Non-Employee Director Compensation Program

99.1	Press Release of NovoCure Limited, dated April 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited

(Registrant)

Date: April 26, 2018

By:	/s/ Wilhelmus Groenhuysen
Name: Wilhelmus Groenhuysen
Title: Chief Financial Officer